First Federal of Northern Michigan Bancorp, Inc. Announces Second Quarter 2010 Results

ALPENA, Mich., Aug. 5 /PRNewswire-FirstCall/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net earnings from continuing operations of $319,000, or $0.11 per basic and diluted share, for the quarter ended June 30, 2010 compared to consolidated net earnings from continuing operations of $42,000, or $0.01 per basic and diluted share, for the quarter ended June 30, 2009.

Consolidated net income from continuing operations for the six months ended June 30, 2010 was $522,000, or $0.18 per basic and diluted share, compared to consolidated net earnings from continuing operations of $189,000, or $0.07 per basic and diluted share, for the six months ended June 30, 2009.

Listed below are several key points relative to the Company's results for the quarter ended June 30, 2010:

  Significant quarter over quarter improvement in the Company's net interest margin (from 3.29% to 3.73%) due primarily to a 76 basis point reduction in the cost of funds.
  $2.2 million decrease in non-performing assets since March 31, 2010 and $5.4 million decrease since December 31, 2009.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.
  Provision for loan losses of $595,000 due in large part to a $751,000 charge-down on a previously identified substandard classified commercial credit.
  Gain on sale of securities of $447,000 due to restructuring of the securities portfolio to reduce credit risk and improve our risk-weighted capital ratios.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "While the current economic conditions and interest rate environment continue to pose challenges for us, we are pleased to report net income for the second quarter of 2010.  During the quarter, market interest rates on mortgage loans reached historical lows. The yields available on securities issued on U.S. Government-sponsored enterprises, which comprise a majority of our investment portfolio, also fell. This, combined with minimal commercial loan opportunities, has made growth difficult, and has brought pressure on net interest margin. Our increase in net interest margin has come almost purely on the cost of funds side, where lower market interest rates have reduced the costs of our deposits and borrowings. We continue our relationship-focused "Community Bank" approach to building customer relationships and, consequently, growing our lower-costing core deposit base."

Mahler also commented, "The return to strong asset quality continues to be our top priority. Non-performing assets have decreased over $5.4 million since the end of 2009. Our Texas Ratio has decreased from 64.29% at December 31, 2009 to 41.42% at June 30, 2010. During the quarter, we took a $751,000 second charge-down on a previously identified substandard classified commercial credit based upon an updated appraisal, and were still able to report net earnings for the quarter."

Mahler continued, "In June we undertook a strategy to restructure our investment portfolio with the aim of reducing credit risk and boosting capital via exchanging higher risk-weighted securities for those with lower risk-weightings. As a side benefit, we were able to capture a one-time $447,000 gain on the investment securities we sold.

"Despite two profitable quarters and improvements to our asset quality metrics and operating performance, we continue to be concerned with the Michigan economy, credit quality, and the stability or improvement of the underlying collateral values in our loan portfolio. We proactively monitor our non-performing assets in an effort to minimize losses from these credits."

Selected Financial Ratios

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2010	2009	2010	2009

Performance Ratios:
Net interest margin	3.73%	3.29%	3.67%	3.21%
Average interest rate spread	3.55%	2.96%	3.47%	2.86%
Return on average assets*	0.56%	0.07%	0.45%	0.12%
Return on average equity*	5.41%	0.56%	4.42%	0.96%

* Annualized

	As of
	June 30, 2010	December 31, 2009	June 30, 2009
Asset Quality Ratios:
Non-performing assets to total assets	4.40%	6.58%	4.96%
Non-performing loans to total loans	4.20%	6.73%	4.47%
Allowance for loan losses to non-performing loans	44.66%	31.05%	31.64%
Allowance for loan losses to total loans	1.87%	2.09%	1.41%

"Texas Ratio" (Bank)	41.42%	64.29%	44.02%

Total non-performing loans ($000 omitted)	$7,000	$11,786	$8,269
Total non-performing assets ($000 omitted)	$9,992	$15,366	$11,934

Financial Condition

Total assets of the Company at June 30, 2010 were $226.9 million, a decrease of $6.6 million, or 2.8%, from total assets of $233.5 million at December 31, 2009. Net loans receivable decreased $7.6 million to $163.6 million at June 30, 2010, due to adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, consumer loan balances that have declined due to normal pay-downs, limited originations of loans to be held in the Company's portfolio and charge-offs of commercial loans. Investment securities available for sale increased $558,000 and investment securities held to maturity decreased $1.4 million from December 31, 2009 to June 30, 2010 due in part to the restructuring of the investment portfolio in an effort to reduce credit risk and improve risk-weighted capital ratios.

Deposits decreased slightly, by $273,000 to $157.8 million at June 30, 2010 as we continued our focus on building relationships rather than growing non-core deposits. FHLB advances decreased $6.4 million as our asset base shrank during the first six months of the year.

The ratio of total nonperforming assets to total assets was 4.40% at June 30, 2010 compared to 6.58% at December 31, 2009 and 4.96% at June 30, 2009. Non-performing assets decreased by $5.4 million from December 31, 2009 to June 30, 2010. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders' equity was $23.5 million at June 30, 2010 compared to $23.1 million at December 31, 2009. The increase was due primarily to net earnings for the six-month period of $522,000. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 20,998	9.34%	$ 8,997	4.00%	$ 11,246	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 22,928	14.91%	$ 12,304	8.00%	$ 15,380	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 20,998	13.65%	$ 6,152	4.00%	$ 9,228	6.00%
Tangible Capital ( to
tangible assets)	$ 20,998	9.34%	$ 3,374	1.50%	$ 4,498	2.00%

Results of Operations

Interest income decreased to $ 2.9 million for the three months ended June 30, 2010 from $3.2 million for the year earlier period. Interest income decreased to $5.8 million for the six months ended June 30, 2010 as compared to $6.5 million for the six months ended June 30, 2009. The decrease in interest income for the three month period was due to two main factors: a period over period decrease of $15.5 million in the average balance of our interest-earning assets and a decrease of 16 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $900,000 for the three months ended June 30, 2010 from $1.3 million for the three months ended June 30, 2009. Interest expense for the six months ended June 30, 2010 decreased to $1.9 million from $2.8 million for the six months ended June 30, 2009. The decrease in interest expense for the three-month period was due in part to a $7.0 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 76 basis points period over period. Most notably, the average balance of our certificates of deposit decreased $9.9 million from the three-month period ended June 30, 2009 to the same period in 2010 and the cost of our certificates of deposits decreased 80 basis points period over period.

The Company's net interest margin increased to 3.73% for the three-month period ended June 30, 2010 from 3.29% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 16 basis points to 5.43% from 5.59%. The average cost of funds decreased 76 basis points to 1.88% from 2.64%, due to reductions of 80 basis points on our certificates of deposit, 34 basis points on our Money market and NOW accounts, and 106 basis points on our FHLB advances quarter over quarter. For the six-month period ended June 30, 2010, the Company's net interest margin increased to 3.67% from 3.21% for the same period in 2009. During this time period, the average yield on interest-earning assets decreased 24 basis points to 5.40% from 5.64%, while the cost of funds decreased 85 basis points to 2.64% from 3.49%.

The provision for loan losses for the three-month period ended June 30, 2010 was $595,000, as compared to $252,000 for the prior year period. The increase related mainly to one previously identified substandard classified commercial credit for which we received updated information which indicated that an additional reserve of $751,000 was required, partially offset by the movement of a large commercial loan from our higher-risk construction pool to the general commercial loan pool as the construction phase was successfully completed.  For the six-month period ended June 30, 2010, the provision for loan losses was $606,000 as compared to $516,000 for the same period ended June 30, 2009. Both six-month periods included significant increases in the provision for or charge-downs on commercial credits. The provision was based on management's review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income increased to $1.3 million for the three months ended June 30, 2010 from $764,000 for the three months ended June 30, 2009. Non-interest income increased to $1.8 million for the six months ended June 30, 2010 from $1.6 million for the six months ended June 30, 2009.  Both the three- and six-month results reflected a $447,000 gain on sale of investments as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit.  Offsetting these positive factors was a decrease in mortgage banking activities income for both the three- and six-month periods. Despite current historically low interest rates, mortgage banking activities, consisting mostly of homeowner refinances, peaked in March 2009. Mortgage refinances were considerably lower for both the three- and six-month periods ended June 30, 2010 as compared to the prior year periods.

Non-interest expense increased from $2.3 million for the three months ended June 30, 2009 to $2.4 million for the three months ended June 30, 2010. Non-interest expense increased to $4.6 million for the six months ended June 30, 2010 from $4.5 million for the six months ended June 30, 2009. For both three-and six-month periods ended June 30, 2010, other expenses increased primarily due to a $185,000 second write-down on a commercial REO property based upon updated valuation information obtained. Partially offsetting the increase in other expense, our FDIC premiums decreased for both the three- and six-month periods ended June 30, 2010 due to a FDIC special assessment of $108,000 paid during the second quarter of 2009.

Federal income tax expense for the three- and six-month periods ended June 30, 2010  reflected the partial reversal of our deferred tax asset valuation allowance based on achieving positive pre-tax income results of $217,000 and $521,000 for the three and six months ended June 30, 2010, respectively.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 3,113,464	$ 2,583,131
Overnight deposits with FHLB	2,321,978	515,927
Total cash and cash equivalents	5,435,442	3,099,058
Securities AFS	34,270,362	33,712,724
Securities HTM	2,574,383	3,928,167
Loans held for sale	770,876	51,970
Loans receivable, net of allowance for loan losses of $3,125,990 and $3,660,344 as of June 30, 2010 and December 31, 2009, respectively	163,616,758	171,219,105
Foreclosed real estate and other repossessed assets	2,991,871	3,579,895
Federal Home Loan Bank stock, at cost	4,196,900	4,196,900
Premises and equipment	6,288,978	6,563,683
Accrued interest receivable	1,097,581	1,230,287
Intangible assets	773,531	919,757
Prepaid FDIC premiums	1,135,512	1,314,850
Deferred tax asset	643,428	559,235
Other assets	3,154,175	3,130,063
Total assets	$ 226,949,797	$ 233,505,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 157,826,584	$ 158,099,809
Advances from borrowers for taxes and insurance	373,714	105,419
Federal Home Loan Bank Advances	38,000,000	44,400,000
Note Payable.	-	630,927
REPO Sweep Accounts	5,245,624	5,407,791
Accrued expenses and other liabilities	2,003,573	1,809,266

Total liabilities	203,449,495	210,453,212

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,999 shares issued)	31,920	31,920
Additional paid-in capital	23,770,323	23,722,767
Retained earnings	2,521,803	2,000,264
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(99,805)	(161,678)
Accumulated other comprehensive income	239,979	423,127
Total stockholders' equity	23,500,302	23,052,482

Total liabilities and stockholders' equity	$ 226,949,797	$ 233,505,694

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 2,552,986	$ 2,865,275	$ 5,093,399	$ 5,807,615
Interest and dividends on investments
Taxable	106,843	114,720	239,406	258,522
Tax-exempt	58,455	60,950	111,267	114,546
Interest on mortgage-backed securities.	165,313	143,925	321,846	294,751
Total interest income	2,883,597	3,184,871	5,765,918	6,475,434

Interest expense:
Interest on deposits	601,733	880,890	1,239,557	1,941,176
Interest on borrowings	298,657	427,973	617,239	856,532
Total interest expense	900,390	1,308,864	1,856,796	2,797,708

Net interest income	1,983,207	1,876,007	3,909,122	3,677,726
Provision for loan losses	594,840	251,839	605,928	516,069
Net interest income after provision for loan losses	1,388,367	1,624,168	3,303,194	3,161,657

Non-interest income:
Service charges and other fees	199,340	229,457	403,514	444,329
Mortgage banking activities	315,223	473,871	563,315	923,076
Gain on sale of investments.	447,387	1,227	496,817	1,227
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	42,691	(44,064)	53,867	27,478
Other	260,723	103,383	326,336	166,000
Total non-interest income	1,265,364	763,874	1,843,849	1,562,110

Non-interest expense:
Compensation and employee benefits	1,194,299	1,171,455	2,365,241	2,319,257
FDIC Insurance Premiums	94,348	191,044	188,548	270,608
Advertising	36,103	44,321	55,992	61,871
Occupancy	288,237	300,069	600,813	602,487
Amortization of intangible assets	73,112	37,754	146,225	126,871
Service bureau charges	86,114	86,552	165,696	178,511
Professional services	149,091	163,219	252,202	266,123
Other	515,103	350,984	850,786	657,484
Total non-interest expense	2,436,407	2,345,398	4,625,503	4,483,212

Income from continuing operations before income tax expense (benefit)	217,324	42,646	521,540	240,555
Income tax expense from continuing operations	(101,913)	328	-	51,740
Net income from continuing operations	319,237	42,318	521,540	188,815

Discontinued Operations:
Loss from discontinued operations, net of income tax benefit
of $0 and $43,209	-	-	-	(83,875)
Gain on sale of discontinued operations, net of income tax expense
of $0 and $19,585	-	-	-	38,017
Loss from discontinued operations	-	-	-	(45,858)

Net Income	$ 319,237	$ 42,318	$ 521,540	$ 142,957

Per share data:
Income per share from continuing operations
Basic	$ 0.11	$ 0.01	$ 0.18	$ 0.07
Diluted	$ 0.11	$ 0.01	$ 0.18	$ 0.07
Loss per share from discontinued operations
Basic	$ -	$ -	$ -	$ (0.02)
Diluted	$ -	$ -	$ -	$ (0.02)
Net income per share
Basic	$ 0.11	$ 0.01	$ 0.18	$ 0.05
Diluted	$ 0.11	$ 0.01	$ 0.18	$ 0.05
Weighted average number of shares outstanding
Basic	2,884,249	2,884,249	2,884,249	2,884,249
Including dilutive stock options	2,884,249	2,884,249	2,884,249	2,884,249
Dividends per common share	$ -	$ -	$ -	$ -

CONTACT:  Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041